Exhibit (d)(6)

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of November 6, 2018 (this “Limited Guarantee”), is made by the parties listed as “Guarantors” on the signature pages hereto (each, a “Guarantor” and, collectively, the “Guarantors”), in favor of ConvergeOne Holdings, Inc., a Delaware corporation (the “Company”). The Company is sometimes referred to herein as the “Guaranteed Party”. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement (as defined below).

1. Limited Guarantee. To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of November 6, 2018 (as may be amended from time to time, the “Merger Agreement”), by and among PVKG Intermediate Holdings Inc., a Delaware corporation (“Parent”), PVKG Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”) and the Company, pursuant to which, upon the terms and conditions set forth therein, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation as a wholly owned Subsidiary of Parent (the “Merger”), each Guarantor hereby absolutely, unconditionally and irrevocably, severally, and not jointly, guarantees to the Guaranteed Party, the due and punctual payment, observance, performance and discharge by Parent and Purchaser of such Guarantor’s percentage (as set forth opposite such Guarantor’s name on Schedule A hereto) of the payment obligations of Parent and Purchaser with respect to (i) the Parent Termination Fee, (ii) the costs, expenses and interest (if any) referred to in Section 8.3(d) of the Merger Agreement, in each case, as provided by Sections 8.3(b) and 8.3(d) and (iii) the fees, costs and expenses as provided in the last sentence of Section 6.13(b) of the Merger Agreement, subject, in each case in clauses (i), (ii) and (iii), to the limitations set forth in Sections 8.3(c), 8.3(d), 8.3(e) and 9.11 of the Merger Agreement (as applicable) (clauses (ii) and (iii), collectively, the “Costs” and, collectively with clause (i), the “Obligations”); provided, that in no event shall any Guarantor’s liability under this Limited Guarantee exceed such Guarantor’s percentage (as set forth opposite such Guarantor’s name on Schedule A hereto) of the sum of (A) an aggregate amount of $107,000,000 plus (B) the Costs, which Costs shall in no event exceed $10,000,000 in the aggregate (clauses (A) and (B), collectively, the “Cap”). The parties hereto agree that this Limited Guarantee may not be enforced without giving effect to the Cap. The Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantors for the full amount of the Obligations (subject to the Cap) upon the terms and subject to the conditions herein and in the Merger Agreement, regardless of whether such action is brought against Parent, Purchaser or any other Person or whether Parent, Purchaser or any other Person is joined in any such action or actions. The Guaranteed Party hereby acknowledges and agrees that in no event shall any Guarantor be required to pay any amount to the Guaranteed Party or any other Person under, in respect of, or in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth herein.

2. Nature of Limited Guarantee. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Purchaser becomes subject to a bankruptcy, reorganization or similar Legal Proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantors’ obligations hereunder. In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder, subject to the Cap and the other limitations set forth herein (including Section 7 hereof), with respect to the Obligations as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and performance and not of collectability.

3. Changes in Obligations; Certain Waivers. Each Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent or Purchaser or any assignee of Parent or Purchaser (“Assignee”) pursuant to, in respect of or in connection with the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any other agreement between the Guaranteed Party, Parent, Purchaser, or any Assignee without in any way impairing or affecting such Guarantor’s obligations under this Limited Guarantee, but in any case subject to Section 7. Each Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) subject to clause (iv) of Section 7, the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Purchaser or any Assignee; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligations so long as any such changes do not have the effect of increasing the Cap or any of the Obligations; (c) the addition, substitution or release of any Person now or hereafter liable with respect to the Obligations to or from this Limited Guarantee, the Merger Agreement or any related agreement or document; (d) any change in the corporate existence, structure or ownership of such Guarantor, Parent, Purchaser or any Assignee; (e) any insolvency, bankruptcy, reorganization or other similar Legal Proceeding or Legal Requirement affecting Parent, Purchaser or any Assignee; (f) the existence of any claim, set-off or other right that such Guarantor may have at any time against Parent, Purchaser, any Assignee or the Guaranteed Party, whether in connection with the Obligations or otherwise; or (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment of any of the Obligations. Each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Legal Requirement that would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and Purchaser and their counsel in accordance with the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar Legal Requirement now or hereafter in effect (including any right to require that recourse be had to the assets of any other Person before any claim is enforced against such Guarantor in respect of the obligations assumed by such Guarantor under or in connection with this Limited Guarantee and any right to require that any liability under any guarantee or indemnity given in or in connection with this Limited Guarantee be divided or apportioned with any other Person or reduced in any manner whatsoever), any right to require the marshalling of assets of Parent, Purchaser or any Assignee, and all suretyship defenses generally (other than actual and intentional fraud or willful misconduct by the Guaranteed Party or any of its Subsidiaries or Affiliates, defenses to the payment of the Obligations that are available to Parent or Purchaser under the Merger Agreement, or breach by the Guaranteed Party of this Limited Guarantee). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not, and shall cause its

Affiliates not to, institute in the name of or on behalf of the Guaranteed Party or any other Person any Legal Proceeding or bring any other claim arising under, or in connection with, the Equity Commitment Letter, dated as of the date hereof, by the Investors (as defined therein) in favor of Parent (the “Equity Commitment Letter”), or the Merger Agreement or the Transactions, against any Guarantor/Parent Affiliate (as defined below), except for (i) claims under this Limited Guarantee (subject to the limitations described herein), (ii) any claim or action solely relating to a breach, or any action solely seeking to prevent a breach, of or under the Confidentiality Agreement, (iii) any claim by the Guaranteed Party to the extent expressly permitted under the Merger Agreement, or (iv) to the extent permitted by Section 4 of the Equity Commitment Letter (collectively, the “Non-Prohibited Claims”).

4. Additional Agreements. Each Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any Legal Proceedings asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Legal Requirements affecting creditors’ rights generally, and general equitable principles (whether considered in equity or at law). Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Purchaser, or any Assignee that arise from the existence, payment, performance, or enforcement of the Obligations, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Purchaser, or any Assignee, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Purchaser, or any Assignee, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations shall have been paid in full in cash. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of all of the Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment), to be credited and applied to the Obligations, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligations.

5. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Legal Requirement or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.

6. Representations and Warranties. Each Guarantor hereby represents and warrants, severally and with respect to itself and no other Guarantor, that:

(a) such Guarantor is validly incorporated or organized and duly registered under the laws of the jurisdiction of its incorporation or organization and it has the power to perform its obligations under this Limited Guarantee, which constitute legal, valid and binding obligations on such Guarantor;

(b) such Guarantor has the power and authority required to enter into this Limited Guarantee and perform its obligations hereunder in accordance with its terms;

(c) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s organizational documents or any applicable Legal Requirement or contractual restriction binding on such Guarantor or its assets, and this Limited Guarantee has been duly executed and delivered by such Guarantor;

(d) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery and performance of this Limited Guarantee by it have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body is required in connection with the execution, delivery or performance of this Limited Guarantee; and

(e) such Guarantor has and will have on the Closing, and will maintain until the time it has no further obligations under this Limited Guarantee, access to undrawn funding commitments available that are necessary to meet its obligations under this Limited Guarantee and that such funding commitments are no less than such Guarantor’s percentage of the Cap as set forth on Schedule A hereto.

7. Continuing Guarantee; Enforcement. Unless terminated pursuant to this Section 7, this Limited Guarantee shall remain in full force and effect and shall be binding on each Guarantor and its successors and assigns until the Obligations are satisfied in full, at which time, this Limited Guarantee shall automatically terminate and no Guarantor shall have any further obligations under this Limited Guarantee. Notwithstanding the foregoing, this Limited Guarantee shall automatically terminate and no Guarantor shall have any further obligations under this Limited Guarantee as of the earliest to occur of (i) the Closing, (ii) the receipt in full by the Guaranteed Party or its Affiliates of the Parent Termination Fee and all Costs (in each case, subject to the Cap), (iii) the valid termination of the Merger Agreement in accordance with its terms in any circumstance other than one in which Parent or Purchaser would be obligated to pay the Parent Termination Fee or any Costs, and (iv) the date that is three (3) months after the date of any termination of the Merger Agreement in accordance with its terms in any circumstance pursuant to which Parent or Purchaser would be obligated to pay the Parent Termination Fee or any Costs, if by such date the Guaranteed Party has not made a claim in writing to Parent or Purchaser for payment of any Obligation or to the Guarantors for the payment of any Obligation. The Guaranteed Party hereby acknowledges and agrees that to the extent that Parent or Purchaser is relieved from its payment obligations under Section 8.3 of the Merger Agreement, each Guarantor shall be similarly relieved of such Obligations. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates assert in any Legal Proceeding that the provisions of Section 1 hereof limiting any Guarantor’s liability to its percentage of the Cap as set forth on Schedule A hereto or the provisions of this Section 7 or Section 9 or hereof are illegal, invalid or unenforceable, in whole or in part, or asserting any theory of liability against any Guarantor or any Guarantor/Parent Affiliate with respect to the Merger Agreement (or the Transactions) or the Equity Commitment Letter, other than any Non-Prohibited

Claim, then (A) the Obligations shall terminate automatically and immediately and be null and void and of no force or effect, (B) if any Guarantor previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and its successors and permitted assigns, and (C) no Guarantor or any Guarantor/Parent Affiliate (as defined below) shall have any liability of any kind to the Guaranteed Party or any of its Affiliates with respect to the Merger Agreement (or the Transactions) or the Equity Commitment Letter or under this Limited Guarantee or otherwise. No creditor of any of the Company, Parent or Purchaser (other than the Guaranteed Party in its capacity as such) shall have the right to enforce this Limited Guarantee or to cause the Guaranteed Party to enforce this Limited Guarantee.

8. No Assignment. Neither the Guaranteed Party nor any Guarantor may assign its respective rights, interests or obligations, including the Obligations, hereunder to any other Person (except by operation of law) without the prior written consent of the other party(ies); provided, however, that any Guarantor may assign all or a portion of its rights, interests and obligations hereunder, including the Obligations, to another Guarantor, any limited partner of a Guarantor or an Affiliate capable of making the representations set forth in Section 6 or to an entity managed or advised by an Affiliate of a Guarantor (which, for the purposes of this letter agreement, shall include all funds managed or advised by Affiliates of CVC Advisors (U.S.) Inc., and CVC Capital Partners SICAV-FIS S.A. and its Subsidiaries) capable of making the representations set forth in Section 6; provided further that no such assignment shall relieve such Guarantor of any liability or obligation hereunder, including the Obligations. Notwithstanding anything in this Limited Guarantee to the contrary, in the event any Guarantor (A) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a portion of its properties and other assets to any Person such that the sum of such Guarantor’s remaining net assets plus uncalled capital is less than the maximum amount of the Obligations (less amounts paid under this Limited Guarantee prior to such event), then, and in either such case, the Guaranteed Party shall be entitled to seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any Legal Requirement, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be. As used in this Limited Guarantee, unless otherwise specified, the term “Guarantor” includes such Guarantor’s Successor Entity.

9. No Recourse. Notwithstanding anything to the contrary that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that each Guarantor is a partnership, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party hereby acknowledges and agrees that it has no right of recovery against, no recourse shall be had against and no personal liability shall attach to, any Guarantor or any former, current or future Representative, direct or indirect controlling Person, equityholder, general or limited partner, member stockholder, incorporator, Affiliate, successor or permitted assignee of any Guarantor, Parent or Purchaser or any former, current or future Representative, direct or indirect controlling Person, equityholder, general or limited partner, member, stockholder, incorporator, affiliate, successor or permitted assignee of any of the foregoing (collectively, but not including Parent or Purchaser, any holding company owning Parent or Purchaser or Subsidiary of Parent or Purchaser, each a “Guarantor/Parent Affiliate”), through Parent, Purchaser or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or equity in tort, contract or otherwise), by or on behalf of Parent or Purchaser against any Guarantor/Parent Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding or by virtue of any applicable Legal Requirement, or otherwise, except for (i) the Guaranteed Party’s rights to recover from each Guarantor (but not any Guarantor/Parent Affiliate (including any general partner or managing member or any beneficial owner thereof)) under, and to the extent provided in, this Limited Guarantee and subject to the Cap and the other limitations described herein and (ii) the rights of the Guaranteed Party to obtain specific performance under and to the extent provided in Section 4 of the Equity Commitment Letter and subject to the limitations set forth therein. Recourse against any of the Guarantors under this Limited Guarantee, subject to the limitations and conditions set forth herein, shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against each Guarantor and Guarantor/Parent Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the Transactions or in respect of any oral representations or warranties made or alleged to be made in connection therewith. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of Parent or Purchaser to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantors as expressly set forth herein.

10. Notices. Any notice or other communication required or permitted to be delivered to any party under this Limited Guarantee shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when receipt is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, the Business Day following the date of transmission; provided, that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to the Company:

c/o Clearlake Capital Group

233 Wilshire Blvd., Suite 800

Santa Monica, California 90401

Attention: Behdad Eghbali and James Pade

Fax No.: (310) 400-8801

Email: behdad@clearlakecapital.com and

jpade@clearlakecapital.com

and (but not or)

ConvergeOne Holdings Corp.

3344 Highway 149

Eagan, Minnesota 55121

Attention: Jeff Nachbor

Phone: (651) 393-3632

E-mail: jnachbor@converge-one.com

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

Attention: Mehdi Khodadad

E-mail: mkhodadad@cooley.com

If to the Guarantors:

CVC Capital Partners VII (A) L.P., CVC Capital Partners

Investment Europe VII L.P. and CVC Capital Partners VII

Associates L.P.

c/o CVC Capital Partners VII Limited

1 Waverly Place, Union Street

St. Helier, Jersey

JE1 1SG

Channel Islands

Attention: The Directors

Facsimile: +44 1534 850 799

with copies to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Oliver Brahmst; Chang-Do Gong

Facsimile: (212) 354-8113

E-mail: obrahmst@whitecase.com; cgong@whitecase.com

11. Governing Law; Service of Process. (a) THIS LIMITED GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(b) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE: (I) EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURT THEREFROM OR, IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT SITTING IN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (IT BEING AGREED THAT THE CONSENTS TO JURISDICTION AND VENUE SET FORTH IN THIS SECTION 11(b) SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE AND SHALL HAVE NO EFFECT

FOR ANY PURPOSE EXCEPT AS PROVIDED IN THIS PARAGRAPH AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES HERETO); AND (II) EACH OF THE PARTIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS BY FIRST CLASS CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID, TO THE ADDRESS AT WHICH SUCH PARTY IS TO RECEIVE NOTICE IN ACCORDANCE WITH SECTION 10. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LEGAL REQUIREMENTS; PROVIDED, HOWEVER, THAT NOTHING IN THE FOREGOING SHALL RESTRICT ANY PARTY’S RIGHTS TO SEEK ANY POST-JUDGMENT RELIEF REGARDING, OR ANY APPEAL FROM, SUCH FINAL TRIAL COURT JUDGMENT.

12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE.

13. Counterparts. This Limited Guarantee may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Limited Guarantee and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Limited Guarantee as to the parties and may be used in lieu of the original Limited Guarantee for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

14. Amendments; Waivers. This Limited Guarantee may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

15. Severability. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16. No Strict Construction. The language of this Limited Guarantee will be construed as to its fair meaning and not strictly for or against either party. In the event an ambiguity or question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties and the parties waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

17. Third-Party Beneficiaries. The parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon or give to any Person (other than the parties hereto) any rights or remedies (express or implied) hereunder, including (without limitation) the right to rely upon the representations and warranties set forth herein.

18. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Equity Commitment Letter), except with the prior written consent of the Guarantors; provided, that the Guaranteed Party may disclose this Limited Guarantee to its Representatives and the Guaranteed Party may disclose the existence of this Limited Guarantee to the extent required by applicable Legal Requirement.

19. Entire Agreement. This Limited Guarantee constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings and agreements, whether written or oral, among Parent, Purchaser and the Guarantors or any of their Affiliates, on the one hand, and the Guaranteed Party and any of its Affiliates, on the other hand, except for the Merger Agreement, the Equity Commitment Letter and the other agreements related thereto and entered into on the date hereof.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Limited Guarantee to be executed and delivered as of the date first written above.

GUARANTORS:

CVC CAPITAL PARTNERS VII (A) L.P.

By: CVC CAPITAL PARTNERS VII LIMITED, its General Partner

By:	/s/ Carl John Hansen
Name: Carl John Hansen
Title: Director

CVC CAPITAL PARTNERS INVESTMENT EUROPE VII L.P.

By: CVC CAPITAL PARTNERS VII LIMITED, its General Partner

By:	/s/ Carl John Hansen
Name: Carl John Hansen
Title: Director

CVC CAPITAL PARTNERS VII ASSOCIATES L.P.

By: CVC CAPITAL PARTNERS VII LIMITED, its General Partner

By:	/s/ Carl John Hansen
Name: Carl John Hansen
Title: Director

[Signature Page to Limited Guarantee]

GUARANTEED PARTY:

CONVERGEONE HOLDINGS, INC.

By:	/s/ John A. McKenna, Jr.
Name:	John A. McKenna, Jr.
Title:	President, Chief Executive Officer and Chairman of the Board

[Signature Page to Limited Guarantee]

Schedule A

Guarantors	Percentage of Obligation
CVC Capital Partners VII (A) L.P.	94.5122%
CVC Capital Partners Investment Europe VII L.P.	2.1616%
CVC Capital Partners VII Associates L.P.	3.3262%
TOTAL:	100%